Cardiff Oncology Announces $10 Million Registered Direct Offering

SAN DIEGO, July 15, 2026 -- Cardiff Oncology, Inc. (Nasdaq: CRDF) (the “Company”), a clinical-stage biotechnology company leveraging PLK1 inhibition to develop novel cancer therapies, today announced that it has entered into definitive agreements for the purchase and sale of an aggregate of 8,571,429 shares of its common stock and accompanying warrants to purchase up to an aggregate of 8,571,429 shares of its common stock, at a purchase price of $1.05 per share and accompanying warrant in a registered direct offering. In addition, certain members of the Company’s officers and directors are participating in the offering and have entered into definitive agreements for the purchase and sale of an aggregate of 731,707 shares of the Company’s common stock and accompanying warrants to purchase up to an aggregate of 731,707 shares of the Company’s common stock, at a purchase price of $1.435 per share and accompanying warrant. The warrants will have an exercise price of $1.31 per share, will be exercisable beginning on the later of (i) six months after issuance and (ii) the effective date of the increase of the Company’s authorized shares of common stock following stockholder approval, and will expire five and one-half years from the initial exercise date. The closing of the offering is expected to occur on or about July 16, 2026, subject to the satisfaction of customary closing conditions.

H.C. Wainwright & Co. is acting as the exclusive placement agent for the offering.

The aggregate gross proceeds to the Company from the offering are expected to be approximately $10 million, before deducting the placement agent fees and other offering expenses payable by the Company. The Company currently intends to use the net proceeds from the offering for working capital and other general corporate purposes.

The securities described above are being offered pursuant to a “shelf” registration statement (File No. 333-285327) filed with the Securities and Exchange Commission (“SEC”) on February 27, 2025 and declared effective on May 13, 2025. The offering is being made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. The prospectus supplement and the accompanying prospectus relating to the securities being offered will be filed with the SEC and be available at the SEC’s website at www.sec.gov. Electronic copies of the prospectus supplement and the accompanying prospectus relating to the securities being offered may also be obtained, when available, by contacting H.C. Wainwright & Co., LLC at 430 Park Avenue, 3rd Floor, New York, NY 10022, by telephone at (212) 856-5711 or e-mail at placements@hcwco.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Cardiff Oncology, Inc.

Cardiff Oncology is a clinical-stage biotechnology company advancing innovative cancer treatments focused on PLK1 inhibition, a validated oncology target with practice-changing potential. Our lead asset, onvansertib, is a highly specific, oral PLK1 inhibitor currently being

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evaluated in a Phase 2 trial for first-line treatment of RAS-mutated metastatic colorectal cancer (mCRC), addressing a large, underserved patient population with high unmet need. Onvansertib is also under investigation in other PLK1-driven cancers through ongoing investigator-initiated trials and has shown robust single agent clinical activity in hard-to-treat tumors. By targeting tumor vulnerabilities, we aim to overcome treatment resistance and deliver improved clinical outcomes for patients.

For more information, please visit https://www.cardiffoncology.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified using words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend” or other similar terms or expressions that concern Cardiff Oncology’s expectations, strategy, plans or intentions. These forward-looking statements are based on Cardiff Oncology’s current expectations and actual results could differ materially. There are several factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, the completion of the offering; the satisfaction of customary closing conditions related to the offering; the intended use of proceeds from the offering; the receipt of stockholder approval; clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results; our clinical trials may be suspended or discontinued due to unexpected side effects or other safety risks that could preclude approval of our product candidate; results of preclinical studies or clinical trials for our product candidate could be unfavorable or delayed; our need for additional financing; uncertainty as to the outcome of pending litigation against Nerviano Medical Sciences S.r.l. with respect to our license agreement with Nerviano; risks related to business interruptions, including the outbreak of COVID-19 coronavirus and cyber-attacks on our information technology infrastructure, which could seriously harm our financial condition and increase our costs and expenses; uncertainties of government or third party payer reimbursement; dependence on key personnel; limited experience in marketing and sales; substantial competition; uncertainties of patent protection and litigation; dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. There are no guarantees that our product candidate will be utilized or prove to be commercially successful. Additionally, there are no guarantees that future clinical trials will be completed or successful or that our product candidate will receive regulatory approval for any indication or prove to be commercially successful. Investors should read the risk factors set forth in Cardiff Oncology’s Form 10-K for the year ended December 31, 2025, and other periodic reports filed with the SEC. While the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Forward-looking statements included herein are made as of the date hereof, and Cardiff Oncology does not undertake any obligation to update publicly such statements to reflect subsequent events or circumstances.

Investor Contact:

Candice Masse

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astr partners

candice.masse@astrpartners.com

Media Contact:

Amy Bonanno

Lyra Strategic Advisory

abonanno@lyraadvisory.com

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